Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, November 26, 2007	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD FIRST QUARTER SALES AND EARNINGS

18 percent sales growth drives 23 percent EPS increase

MINNEAPOLIS (Nov. 26, 2007) — Donaldson Company, Inc. (NYSE: DCI) announced first quarter diluted earnings per share (“EPS”) of $0.53, up 23 percent from $0.43 last year. Net income was $43.3 million, up 20 percent from $36.0 million last year. Sales were $525.6 million, up from $446.4 million in the first quarter of 2007.

“Our first quarter results proved once again the power of our well diversified portfolio of filter businesses around the world, as the strength in many of our businesses offset the weakness in others. Although the much publicized NAFTA heavy truck and residential construction end markets are cycling downward, many of our other end markets - especially those internationally - are strong,” said Bill Cook, Chairman, President and CEO. “Our overall sales increased 18 percent, 13 percent excluding the impact of exchange rates.”

“Sales in our Engine Products segment increased 11 percent driven primarily by 29 and 24 percent increases in Europe and Asia, respectively. Our Industrial Products segment sales were up 27 percent in the quarter as all three product groups posted strong growth.”

“We are optimistic about our business prospects during the balance of fiscal 2008,” said Bill Cook. “Our global presence is expected to continue delivering solid top-line growth, and we have increased our sales forecasts for the full year. As a result of our strong first quarter and solid outlook, we are confident that we will deliver our 19th consecutive year of record earnings.”

Financial Statement Discussion

Translated at constant exchange rates, sales increased $58.5 million, or 13.1 percent. The impact of currency translation increased the reported sales growth to $79.2 million, or 17.7 percent. The impact of foreign currency translation increased reported net earnings by $3.3 million.

Gross margin of 32.9 percent compares to a prior year margin of 32.2 percent. We continued to improve our distribution efficiencies, although these costs continue to be higher than normal as we invest in people, processes, and technology to enhance our capabilities. Also benefiting gross margin was a $0.7 million decrease in plant rationalization and start-up costs compared to last year.

Operating expenses were 20.8 percent of sales, up from 20.2 percent last year. The increase in operating expenses was driven in part by increased investments in people, particularly sales and technical personnel, to capture the growth opportunities we see over the next few years.

The effective tax rate of 27.1 percent for the quarter compares to a prior year rate of 31.2 percent. The lower tax rate for the quarter is driven primarily from a German tax rate decrease as well as the expiration of the statute of limitations on certain matters previously reserved.

As part of our ongoing share repurchase program, we repurchased 52,700 shares during the quarter for $2.1 million.

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Donaldson Company, Inc.

November 26, 2007

Fiscal 2008 Outlook

Engine Products: We have increased our outlook and now expect 7 to 9 percent full year sales growth.

•

Due to the impact of the EPA diesel emission standards, we expect our NAFTA Transportation Products sales to decrease $30 to $40 million over our first three quarters before growth returns in our fourth quarter.

•	We expect the NAFTA residential construction market to remain weak. Production of new agriculture equipment by our Customers is projected to remain strong globally.
•

Our Aftermarket sales are expected to continue growing due to strong equipment utilization internationally, while NAFTA equipment utilization rates are expected to moderate. We expect to continue benefiting from the increasing amount of equipment in the field with our PowerCore™ filtration systems.

Industrial Products: We increased our outlook and now expect 11 to 13 percent full year sales growth.

•	Full year Industrial Filtration sales are projected to grow 10 to 15 percent due to continued strong global manufacturing investment and production utilization conditions.
•	We expect Gas Turbine Products sales to increase 15 to 20 percent for the full year. Continued strength is expected from both the international power generation and the oil and gas markets.
•	Special Applications Products sales are expected to grow 5 to 10 percent for the full year.

Other:

•	In our guidance, we assume exchange rates will remain at current levels.
•	Continued progress on our operating initiatives should deliver a minimum full year operating margin of 11 percent. Our operating income is projected to be up 13 to 18 percent.
•	Our full year tax rate is expected to be between 29 to 32 percent, although it will vary by quarter.
•	We expect our full year EPS to be between $1.97 and $2.07 per share, which would be our 19th consecutive earnings record.

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Donaldson Company, Inc.

November 26, 2007

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of air and liquid filtration systems and replacement parts that improve people’s lives, enhance our Customers’ equipment performance and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for diesel engine equipment and industrial filtration solutions through innovative research and development, superior technology, and global presence. Our 12,000 employees contribute to the company’s success by supporting our Customers at more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans and projections relating to our business and financial performance, which involve uncertainties that could materially impact results.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with:  currency fluctuations, commodity prices, world economic factors, political factors, the company’s international operations, highly competitive markets, governmental laws and regulations, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

November 26, 2007

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended October 31
	2007	2006

Net sales	$525,576	$446,419

Cost of sales	352,712	302,553

Gross margin	172,864	143,866

Operating expenses	109,084	90,180

Operating income	63,780	53,686

Other (income) / expense, net	132	(1,530)

Interest expense	4,183	2,883

Earnings before income taxes	59,465	52,333

Income taxes	16,142	16,328

Net earnings	$43,323	$36,005

Weighted average shares outstanding	79,846,911	81,317,771

Diluted shares outstanding	81,882,599	83,483,381

Net earnings per share	$0.54	$0.44

Net earnings per share assuming dilution	$0.53	$0.43

Dividends paid per share	$0.10	$0.09

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Donaldson Company, Inc.

November 26, 2007

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	October 31 2007	July 31 2007
ASSETS

Cash and cash equivalents	$39,892	$55,237
Accounts receivable – net	393,368	357,341
Inventories – net	215,608	201,221
Prepaids and other current assets	83,169	59,845

Total current assets	732,037	673,644

Other assets and deferred taxes	286,215	280,940
Property, plant and equipment – net	375,027	364,433

Total assets	$1,393,279	$1,319,017

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$184,412	$173,862
Employee compensation and other liabilities	144,062	128,301
Notes payable	81,433	123,114
Current maturity long-term debt	33,794	33,667

Total current liabilities	443,701	458,944

Long-term debt	149,667	129,004
Other long-term liabilities	109,766	106,371

Total liabilities	703,134	694,319

Equity	690,145	624,698

Total liabilities and equity	$1,393,279	$1,319,017

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Donaldson Company, Inc.

November 26, 2007

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2007	2006
OPERATING ACTIVITIES

Net earnings	$43,323	$36,005
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	14,059	11,722
Changes in operating assets and liabilities	(32,463)	(28,139)
Tax benefit of equity plans	(4,010)	(3,079)
Stock option expense	303	272
Other, net	623	524
Net cash provided by operating activities	21,835	17,305

INVESTING ACTIVITIES

Net expenditures on property and equipment	(11,479)	(18,014)
Acquisitions, investments and divestitures, net	1,000	(652)
Net cash used in investing activities	(10,479)	(18,666)

FINANCING ACTIVITIES

Purchase of treasury stock	(2,099)	(3,727)
Net change in debt	(23,839)	11,376
Dividends paid	(7,917)	(7,250)
Tax benefit of equity plans	4,010	3,079
Other, net	1,891	2,666
Net cash provided by/(used in) financing activities	(27,954)	6,144

Effect of exchange rate changes on cash	1,253	19

Increase (decrease) in cash and cash equivalents	(15,345)	4,802

Cash and cash equivalents – beginning of year	55,237	45,467

Cash and cash equivalents – end of period	$39,892	$50,269

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Donaldson Company, Inc.

November 26, 2007

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended October 31, 2007:
Net sales	$293,155	$232,421	—	$525,576
Earnings before income taxes	42,389	24,015	(6,939)	59,465

3 Months Ended October 31, 2006:
Net sales	$263,926	$182,493	—	$446,419
Earnings before income taxes	38,819	16,173	(2,659)	52,333

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2007	2006
Engine Products segment:
Off-road products	$104,624	$80,010
Transportation products	30,089	51,155
Aftermarket products	158,442	132,761
Total Engine Products Segment	$293,155	$263,926

Industrial Products segment:
Industrial filtration solutions products	$136,294	$118,527
Gas turbine products	48,936	26,049
Special applications products	47,191	37,917
Total Industrial Products segment	$232,421	$182,493

Total Company	$525,576	$446,419

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Donaldson Company, Inc.

November 26, 2007

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2007	2006

Free cash flow	$10,356	$(709)
Net capital expenditures	11,479	18,014
Net cash provided by operating activities	$21,835	$17,305

EBITDA	$77,305	$66,648
Income taxes	(16,142)	(16,328)
Interest expense (net)	(3,781)	(2,593)
Depreciation and amortization	(14,059)	(11,722)

Net earnings	$43,323	$36,005

Net sales, excluding foreign currency translation	$504,964	$442,152
Foreign currency translation	20,612	4,267

Net sales	$525,576	$446,419

Net earnings, excluding foreign currency translation	$40,071	$35,221
Foreign currency translation	3,252	784

Net earnings	$43,323	$36,005

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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